Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Time Warner Cable Inc. for the registration of debt securities and to the inclusion of our report dated February 22, 2007, (except for the Supplementary Information, as to which the date is April 2, 2007) with respect to the consolidated financial statements, the financial statement schedule and the Supplementary Information of Time Warner Cable Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
September 17, 2007